EX 10.5

LOAN AGREEMENT

THIS AGREEMENT made this September 30, 2023.

BETWEEN:

DAVID M. DIXON of 3684 W. Flame Court, Tucson, AZ 85745 (“Lender”).

OF THE FIRST PART

AND:

DERMAWOUND, IMC., a company incorporated pursuant to the laws of Puerto Rico with an address at 1654 Calle Tulipan, Suite 100, San Juan, PR 00927-6242 ("Company").

OF THE SECOND PART

WHEREAS:

A. Company requires funding in connection with its business operations.

B. Lender has agreed to loan the amount up to US$100,000 to the Company, on certain terms and conditions contained herein.

NOW THEREFORE THIS AGREEMENT WITNESSETH the parties hereto agree as follows:

1. Lender hereby agrees to loan the amount up to US$100,000.

2. Loan funds advanced shall be non-interest bearing, secured and payable upon demand.

3. Any additional funds that Lender loans to Company subsequent to this Agreement shall be subject to the same terms as this Agreement, unless otherwise agreed in writing.

IN WITNESS WHEREOF the parties hereto have hereunto affixed their respective hands, both as of the day and year first above written.

DERMAWOUND, INC.

/s/ Brian Nolan
David M. Dixon, MD

/s/ Joseph L. Donati
Authorized Signatory